UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2007

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51942

Delaware	20-3469219
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

380 St. Peter Street, St. Paul, Minnesota	55102-1302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05            Costs Associated with Exit or Disposal Activities

(a)                                  On February 28, 2007, the Company’s management completed a roadmap for aggressively optimizing our productivity by enhancing our global sourcing capabilities and resources. We currently anticipate that over the six quarters ending May 31, 2008, we will be rebalancing our resources between various locations primarily in the United States, Europe and our global support center in the Philippines.  This rebalancing will result in a reduction of between 325 and 375 employees primarily in our US and European operations, as we continue to build our staff and facilities in the Philippines.  All areas of our organization will be affected, predominantly in consulting and research and development.  In accordance with Statement of Financial Accounting Standard (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits, we will be recognizing a charge of between $11 million and $13.5 million for severance and related benefits in the third quarter ended February 28, 2007. All terminations are expected to be completed by the end of fiscal year 2008, with substantially all related payments to be completed by the end of the second quarter ending November 30, 2008.  As management concludes on the details of the actions to be taken in pursuing these goals, additional charges related to this roadmap which are not in the scope of SFAS No. 112 may be recorded in future periods, but the timing and extent of these charges are not currently determinable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.
Date: March 6, 2006	By:	Stefan B. Schulz
Stefan B. Schulz
Senior Vice President and Global Controller
(Principal Accounting Officer)